Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 5, 2017
Contact:	Kevin McPhaill, President, CEO
Phone:	(559) 782-4900 or (888) 454-BANK
NASDAQ Symbol:	BSRR
Website Address:	www.sierrabancorp.com

Bank of the Sierra Announces Agreement to Acquire Woodlake Branch from Citizens Business Bank

PORTERVILLE, CA — Bank of the Sierra, the banking subsidiary of Sierra Bancorp (NASDAQ: BSRR), announced that it has entered into an agreement with Citizens Business Bank, the banking subsidiary of CVB Financial Corp. (NASDAQ: CVBF), to acquire the deposits and certain assets of a branch of Citizens Business Bank located in Woodlake, California. Pending regulatory approval, Sierra’s purchase is scheduled to be completed in the fourth quarter of 2017.

Bank of the Sierra President and CEO Kevin McPhaill welcomed the acquisition, “Woodlake is a wonderful community with a growing economy and an exciting opportunity for expansion. We welcome the customers of the Woodlake branch into the Bank of the Sierra family, and we are committed to ensuring the transition goes smoothly for them. Customers will enjoy access to Bank of the Sierra’s broad range of financial products and personalized customer service,” continued McPhaill.

About Sierra Bancorp & Bank of the Sierra

Bank of the Sierra is in its 40th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services via 34 full-service branches located throughout California's South San Joaquin Valley and neighboring communities, on the Central Coast, and in Southern California locations including the Santa Clara Valley. We also maintain a loan production office and an online branch, and provide specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.

About CVB Financial Corp.

CVB Financial Corp. (”CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.6 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 54 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol ”CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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